September 22, 2006

Harris N.A.
Chicago, Illinois

SunTrust Bank
Atlanta, Georgia

U.S. Bank National Association
Denver, Colorado

Wells Fargo Bank National Association
Austin, Texas

ING Capital LLC
New York, New York

Regions Bank
Birmingham, Alabama

Credit Suisse First Boston
New York, New York

CoBank, ACB
Denver, Colorado

Ladies and Gentlemen:

Please refer to the Third Amended and Restated Secured Credit Agreement dated April 7, 2004 (as amended, the "Credit Agreement") by and among Pilgrim's Pride Corporation (the "Company"), Harris N.A. in its capacity as agent ("Agent") and in its individual capacity, and the other lenders party thereto ("Banks"), under which the Banks made a revolving credit facility available to the Company. All capitalized terms used herein without definition shall have the same meaning as set forth in the Credit Agreement.

As discussed, the Company proposes to acquire Gold Kist, Inc. (the "Target") as contemplated in this letter (the "Acquisition Transaction"). The Company currently contemplates that the Acquisition Transaction may be effected by a merger or other consolidation of the Target with or into Company, a merger or other consolidation of one of Company's subsidiaries with or into Target or by means of a friendly or hostile tender offer pursuant to which Company directly or indirectly acquires a majority of the outstanding capital stock of the Target followed by a merger or consolidation. The consideration therefore may be cash or a combination of cash and stock.

The Company intends to finance the cash portion of the purchase price for the Target, in whole or in part, through the incurrence of borrowed money. Such financing may be consummated through an amendment to and the increase of the commitments or borrowings under existing credit facilities of the Company, the issuance or assumption of other senior or subordinated indebtedness or otherwise, which financing may be unsecured and/or secured by the assets of the Company (other than the Collateral) and the Target (the "Acquisition Financing").

In order to permit the Company to consummate the Acquisition Transaction, the Acquisition Financing and the transactions contemplated thereby, the Company is requesting the Agent and the Banks to consent to the matters described below. Subject to the terms and provisions of this letter, the Agent and the Banks hereby:

(a)	Consent to the consummation of the Acquisition Transaction and waive any Potential Default or Event of Default under Sections 7.6, 7.7, 7.17 and 7.27 of the Credit Agreement as a result therefrom;

(b)
Consent to the Acquisition Financing in a principal amount of up to $1.315 billion and any liens, pledges, mortgages and security interests granted on the assets of the Company and the Target (other than the Collateral) to secure such Acquisition Financing, which shall be in addition to any other indebtedness, liens, pledges, mortgages and security interests permitted by Sections 7.15 and 7.16 of the Credit Agreement, and waive any Potential Default or Event of Default under Sections 7.15 and 7.16 of the Credit Agreement as a result therefrom;

(c)
Consent to the indebtedness and liabilities evidenced or payable in respect of the financing of the Senior Notes and Subordinated Capital Certificates of Target (or its successor) in the aggregate principal amount of up to $165 million, which shall be in addition to any other indebtedness permitted by Section 7.16 of the Credit Agreement, and waive any Potential Default or Event of Default under Section 7.16 of the Credit Agreement as a result therefrom; and

(d)
Waive any Potential Default or Event of Default under Sections 7.9 and 7.11 of the Credit Agreement from and after the closing of the Acquisition Transaction in which the Company has acquired at least a majority of the outstanding capital stock of the Target through and including March 31, 2007. In the event the Company has acquired at least a majority of the outstanding capital stock of the Target, then on or before March 31, 2007, Agent, the Banks and the Company agree, in good faith, to amend Sections 7.9 and 7.11 in order to take into account and give effect to the consummation of the Acquisition Transaction.

In addition, the Company may following the consummation of the Acquisition Transaction provide to the Agent such updates of the Exhibits and Schedules to the Credit Agreement and such amendments to the representations, warranties, covenants other than financial covenants (including dollar limitations and thresholds) and increases in dollar cross-default thresholds reasonably acceptable to the Required Banks, in each case to take into account the effect of the Acquisition Transaction. A default or event of default with respect to any representation, warranty or covenant in the Credit Agreement will not arise with respect to any matter pertaining to the Target existing on the date of the consummation of the Acquisition Transaction if such matter was not a default or event of default with respect to any representation, warranty or covenant of Target under Target's credit facility pursuant to the Target's credit agreement dated December 16, 2005 and any amendments thereto.

This consent may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This consent shall be effective upon its execution by the Company and the Required Banks.

It is imperative that the Company receive a signed copy of this letter by the undersigned on or before September 6, 2006. Your urgent attention to this letter would be greatly appreciated.

Please indicate your agreement by executing a copy of this letter so indicated below and return same to the undersigned.

* * *

Very yours truly,

PILGRIM'S PRIDE CORPORATION

By: /s/ Richard A. Cogdill
Richard A. Cogdill
Chief Financial Officer

Accepted and Agreed to by:

HARRIS N.A., individually and as Agent

By:/s/ David J. Bechstein
Its:Vice President

SUNTRUST BANK

By:/s/ Samuel M. Jannetta, Jr.
Its:Vice President

U.S. BANK NATIONAL ASSOCIATION

By:/s/ Sara J. Reid
Its:Vice President

WELLS FARGO BANK NATIONAL ASSOCIATION

By:/s/ Illegible
Its:Relationship Manager

ING CAPITAL LLC

By:/s/ William Redmond
Its:Managing Director

REGIONS BANK

By:/s/ Illegible
Its:Senior Vice President

CREDIT SUISSE, Cayman Island Branch

By:/s/ Karl Studer /s/ Karl Lesnik
Its:Director Assistant Vice President

COBANK, ACB

By:/s/ Jim Stutzman
Its:Vice President